UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 28, 2017

ARC LOGISTICS PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36168	36-4767846
(Commission File Number)	(IRS Employer Identification No.)

725 Fifth Avenue, 19th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 993-1290

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 1, 2017, Jeffrey R. Armstrong, a director of the board of directors (the “Board”) of Arc Logistics GP LLC, the general partner (the “General Partner”) of Arc Logistics Partners LP (the “Partnership”), and a member of the audit committee (“Audit Committee”) of the Board, resigned from the Board, effective immediately. As a result of Mr. Armstrong’s departure from the Board, the Partnership is temporarily deficient of the requirement under Section 303A.07(a) of the New York Stock Exchange (“NYSE”) Listed Company Manual that audit committees be comprised of at least three independent directors. On May 3, 2017, the Partnership filed an interim written affirmation with the NYSE notifying the NYSE that it is deficient in such audit committee requirement. The Partnership is commencing its search for a director to replace Mr. Armstrong on the Board and Audit Committee who will meet the independence requirements of Section 10A-3 of, and Rule 10A-3 under, the Securities Exchange Act of 1934, as amended, and Section 303A.02 of the NYSE Listed Company Manual. The Partnership expects to receive an official notice from the NYSE that it is deficient in the NYSE Listed Company Manual requirement to have an audit committee comprised of at least three independent directors.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described above, on May 1, 2017, Jeffrey R. Armstrong resigned from the Board, effective immediately. Mr. Armstrong’s resignation is not a result of any disagreement with the Partnership or the General Partner on any matter relating to the Partnership’s or the General Partner’s operations, policies or practices.

On April 28, 2017, Dan Castagnola resigned from the Board, effective immediately. Mr. Castagnola’s resignation is not a result of any disagreement with the Partnership or the General Partner on any matter relating to the Partnership’s or the General Partner’s operations, policies or practices.

On April 28, 2017, John Pugh was appointed as a director of the Board, effective immediately. Mr. Pugh was appointed as a director pursuant to the right of an owner of the Partnership’s sponsor, Lightfoot Capital Partners, LP (“Lightfoot”), to appoint a director to the Board. Mr. Pugh will be reimbursed for all out-of-pocket expenses incurred in connection with attending meetings of the Board. At this time, Mr. Pugh has declined any units granted to non-employee directors under the Arc Logistics GP LLC Long-Term Incentive Plan.

GE Energy Financial Services (“GE EFS”) indirectly owns interests in Lightfoot. Lightfoot has a significant interest in the Partnership through its ownership of a 27% limited partner interest in the Partnership, 100% of the limited liability company interests in the General Partner and all of the Partnership’s incentive distribution rights. John Pugh serves on the board of managers of Lightfoot Capital Partners GP LLC and is a Managing Director at GE EFS, which is an affiliate of General Electric Capital Corporation.

In May 2015, Arc Terminals Joliet Holdings LLC (“Joliet Holdings”), a joint venture company owned 60% by the Partnership and 40% by EFS Midstream Holdings LLC (an affiliate of GE EFS, and, as such, “GE JV Partner”), purchased all of the membership interests in Joliet Bulk, Barge & Rail LLC from CenterPoint Properties Trust for $216.0 million (the “JBBR Acquisition”). In connection with the closing of the JBBR Acquisition, the Partnership and GE JV Partner entered into an amended and restated limited liability company agreement of Joliet Holdings governing the parties’ respective interests in Joliet Holdings. The Partnership manages the ongoing operations of the Joliet terminal.

In connection with the JBBR Acquisition, Arc Terminals Holdings LLC (“Arc Terminals Holdings”), the Partnership’s wholly owned subsidiary, entered into a Management Services Agreement (the “MSA”) with Joliet Holdings to manage and operate the Joliet terminal. Arc Terminals Holdings is receiving a fixed monthly management fee and reimbursements for out-of-pocket expenses. In addition, Arc Terminals Holdings may receive additional monthly management fees based upon the throughput activity at the Joliet terminal. During the year ended December 31, 2016, the Partnership was paid $0.9 million in fees and reimbursements by Joliet Holdings under the MSA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC LOGISTICS PARTNERS LP

	By:	ARC LOGISTICS GP LLC, its General Partner

Date: May 3, 2017	By:	/s/ Bradley K. Oswald
	Name:	Bradley K. Oswald
	Title:	Senior Vice President, Chief Financial Officer and Treasurer